EXHIBIT 99.1

Mid-Con Energy Partners, LP Announces Full Year and Fourth Quarter 2013 Results, 2013 Year End Proved Reserves, 2014 Guidance, Updated Hedge Positions, and Acquisition of Mid-Continent Properties

DALLAS, March 4, 2014 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announced today financial and operating results for the fourth quarter and full year ended December 31, 2013. Results contained herein are preliminary, and are therefore subject to change prior to filing audited results on Form 10-K on or around March 5, 2014.

Mid-Con Energy emphasized the following 2013 results:

•
Increased production approximately 33% to 2,542 barrels of oil equivalent (Boe) per day on average in 2013 from 1,907 Boe per day on average in 2012. Furthermore, production in the fourth quarter of 2013 was 2,543 Boe per day on average.

•
Increased estimated net proved reserves approximately 6% to 13.9 million Boe (MMBoe) (98% Oil / 76% Proved Developed) at December 31, 2013 compared to 13.1 MMBoe (99% Oil / 67% Proved Developed) at December 31, 2012.

•	Increased Adjusted EBITDA approximately 26% to $60.0 million in 2013, up $12.3 million from $47.7 million in 2012.

Mid-Con Energy emphasized the following 2013 significant events:

•	Increased the quarterly distribution rate approximately 4% to $0.515 per unit for the quarter ended December 31, 2013 from $0.495 per unit for the quarter ended December 31, 2012.

•	In May 2013, acquired 215 Boe per day average net production and 1.33 MMBoe net proved reserves for a purchase price of approximately $27.4 million.

•
In November 2013, Mid-Con Energy and its lender group executed an amendment to the credit agreement increasing the Partnership's borrowing base from $130.0 million to $150.0 million and extending the maturity approximately two years to November 2018.

The following table reflects selected operating and financial results for the full year and fourth quarter ended December 31, 2013 and previous year comparison. The Partnership’s unaudited consolidated financial statements can be found in supplemental tables of this press release.

Randy Olmstead, Chief Executive Officer, commented, “Mid-Con Energy continues to focus on our core strength in waterflooding through increasing injection and prioritizing the long term life of our floods. In 2013, our existing properties provided stable cash flow to our unitholders, and we are pleased to announce the first ‘drop-down’ acquisition of properties from our affiliate, Mid-Con Energy III, LLC, with properties in our Hugoton and Southern Oklahoma core areas. The acquired properties fit in our portfolio of assets with low decline rates and upside potential. We expect these acquired properties to support our strategy and look forward to continued increased production and cash flow in 2014.”

Full Year 2013 Results

Production volumes for the year ended December 31, 2013 were 928 thousand Boe (MBoe) or 2,542 Boe per day on average. In comparison, Mid-Con Energy’s production volumes for the year ended December 31, 2012 were 698 MBoe or 1,907 Boe per day on average. This approximate 33% increase in average daily production was primarily due to (i) ongoing waterflood response from increased injection, (ii) realized production from properties and additional working interests acquired in the second half of 2012 and May 2013, and (iii) active drilling programs in our core areas. During 2013, Mid-Con Energy’s development activities accounted for $22.3 million in total capital expenditures, used to drill 31 gross wells, categorized as 22 production wells, 8 injection wells and 1 water supply well. In addition, 10 producing wells were converted to injectors during 2013.
Oil sales, excluding the effect of commodity derivatives, were $85.1 million in 2013 and accounted for approximately 99% of total oil and natural gas sales. This represented an approximate 40% increase from $60.9 million in 2012 and resulted in an average realized oil price of $93.80 per barrel (Bbl) in 2013 compared to $89.80 per Bbl in 2012. Approximately 83% of Mid-Con Energy’s 2013 oil production was hedged at an average price of $98.13 per Bbl. Given the favorable variance between the average hedge price and NYMEX WTI, the Partnership received $0.3 million of net cash settlements on commodity derivatives during 2013, or $0.32 per Bbl. This compares to $3.7 million received during 2012, or $5.47 per Bbl.

Natural gas sales of $0.7 million, which included the sale of natural gas liquids, accounted for the remaining 1% of total oil and natural gas sales in 2013, and resulted in an average realized price of $5.13 per thousand cubic feet (Mcf).

Lease operating expenses, which included ad valorem taxes, were $16.4 million, or $17.64 per Boe, in 2013 compared to $10.9 million, or $15.68 per Boe, in 2012. The increase over the prior year reflects (i) higher total well count from development activities and additional oil properties and working interests acquired during 2012 and 2013, (ii) increased water cut from properties in Southern Oklahoma, (iii) higher proportionate costs per Boe from acquisitions in the Hugoton Basin and Northeastern Oklahoma, and (iv) increased workovers and one-time well servicing costs in the Hugoton Basin core area.

Production taxes in 2013 were $3.8 million, or $4.11 per Boe, for an effective tax rate of approximately 4.5% compared to production taxes in 2012 of $2.0 million, or $2.82 per Boe, for an effective tax rate of 3.2%. As of December 31, 2013 essentially all of Mid-Con Energy’s Southern Oklahoma properties have received full benefit from Oklahoma’s Enhanced Oil Recovery Project Gross Production Tax Exemption, which resulted in a lower production tax rate during 2012 and 2013.
The Partnership’s total general and administrative expenses increased $1.2 million to $12.2 million in 2013, which included $6.4 million in non-cash equity-based compensation. In comparison, 2012 general and administrative expenses of $11.0 million included $6.3 million in non-cash equity-based compensation. Additional variances compared to the prior year were related to incremental personnel costs from the hiring of new staff and merit-based cash bonuses.
Adjusted EBITDA for 2013 was $60.0 million, approximately 26% above Adjusted EBITDA for 2012 of $47.7 million. Distributable Cash Flow for 2013 was $49.1 million after subtracting $2.8 million in cash interest expense and $8.1 million in estimated maintenance capital expenditures.

Fourth Quarter 2013 Results

Mid-Con Energy’s production volumes for the fourth quarter of 2013 were 234 MBoe or 2,543 Boe per day on average, compared to production of 208 MBoe or 2,261 Boe per day on average in the fourth quarter of 2012. The Partnership drilled 4 new wells during the fourth quarter in its Northeastern Oklahoma core area, 3 producing wells and 1 water supply well. In addition, 4 production wells were converted to injection wells, 2 in Northeastern Oklahoma and 2 in the Hugoton Basin.
Oil sales, excluding the effect of commodity derivatives, were $21.3 million in the fourth quarter of 2013 and resulted in an average realized oil price of $92.72 per barrel (Bbl), compared to $83.50 per Bbl in the fourth quarter of 2012. Approximately 86% of Mid-Con Energy’s oil production during the fourth quarter of 2013 was hedged at an average price of $98.25 per Bbl. Given the favorable variance between the average hedge price and NYMEX WTI, the Partnership received $0.2 million of net cash settlements on commodity derivatives during the fourth quarter of 2013, or $0.87 per Bbl. This compares to $1.7 million received during the fourth quarter of 2012, or $8.52 per Bbl.

Lease operating expenses were $4.5 million, or $19.26 per Boe, in the fourth quarter of 2013 compared to $3.6 million, or $17.25 per Boe, in the fourth quarter of 2012.

Production taxes in the fourth quarter of 2013 were $1.1 million, or $4.90 per Boe, for an effective tax rate of approximately 5.3% compared to production taxes in the fourth quarter of 2012 of $0.7 million, or $3.21 per Boe, for an effective tax rate of 3.9%.

Total general and administrative expenses during the fourth quarter of 2013 were $2.6 million and included $1.0 million in non-cash equity-based compensation. In comparison, general and administrative expenses during the fourth quarter of 2012 were $2.4 million and included $1.1 million in non-cash equity-based compensation.

Adjusted EBITDA for the fourth quarter of 2013 was $14.4 million, approximately 8% above Adjusted EBITDA of $13.3 million for the fourth quarter of 2012. Distributable Cash Flow for the fourth quarter of 2013 was $12.3 million after subtracting $0.6 million in cash interest expense and $1.5 million in estimated maintenance capital expenditures.

Year End 2013 Estimated Net Proved Reserves

Mid-Con Energy’s year end 2013 estimated net proved reserves were 13.9 MMBoe, representing an approximate 6% increase compared to year end 2012 estimated net proved reserves of 13.1 MMBoe. Reserves at year end 2013 were categorized as approximately 98% oil and 76% proved developed, both on a Boe basis.

At December 31, 2013, the standardized measure of the Partnership’s estimated net proved reserves was $391.3 million. The standardized measure represents the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC, without giving effect to non-property related expenses, such as general and administrative expenses, debt service and future federal income tax expense, or to depreciation, depletion and amortization, and then discounted using an annual rate of 10 percent. Given Mid-Con Energy’s status as a limited partnership, the calculation of standardized measure does not include any provision for federal income tax expense.

The following table shows estimated proved reserves as of December 31, 2013, as prepared by the Partnership’s internal reserve engineers and audited by Cawley, Gillespie & Associates, Inc., independent petroleum engineers.

Acquisition Update

The Partnership, through its wholly owned subsidiary, Mid-Con Energy Properties, LLC, announced yesterday it acquired certain oil properties in Oklahoma and Texas from its affiliate, Mid-Con Energy III, LLC, for an aggregate purchase price of approximately $41.0 million.

The transaction closed on Friday, February 28, 2014 and is subject to customary post-closing adjustments based on an effective date of January 1, 2014. Mid-Con Energy funded the acquisition with (i) approximately $7.0 million in borrowings under its credit facility and (ii) approximately $34.0 million in proceeds from the issuance of 1,500,000 common units representing limited partner interests in the Partnership. The value of the common units issued as partial consideration for the acquisition was based on a 2.5% discount to the trailing twenty day volume weighted average price of Mid-Con Energy's common units. Terms of the transaction were approved on February 28, 2014, by the Board of Directors of the general partner of the Partnership and by the Board’s conflicts committee, which is composed entirely of independent directors.

The acquisition includes five oil properties, currently being produced under waterflood, located in Cimarron, Love and Texas Counties, Oklahoma and Potter County, Texas.

Transaction Highlights

•	2013 average net production of approximately 349 Boe per day (100% oil on a Boe basis)

•	Estimated net proved reserves of approximately 1.6 MMBoe(1) (approximately 79% proved developed producing and 100% oil on a Boe basis)

•	Average reserve-to-production ratio of approximately 12.6 years

•	Approximately 5.5x 2013 EBITDA

•	Expected to be immediately accretive to distributable cash flow

(1)	Based on total proved oil reserves reflected in December 31, 2013 reserve report audited by Cawley, Gillespie & Associates, Inc.

2014 Guidance

The following outlook is subject to all the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release.

Footnotes:

(1)	Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.

(2)	General and administrative expenses exclude non-cash equity-based compensation.

(3)	Assumes cash gain from impact of commodity derivatives of approximately $3.2 million in 2014.

(4)	Includes the sale of NGLs.

These estimates and assumptions reflect management’s best judgment based on current and anticipated market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.

Hedging Update

Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows and to reduce its exposure to fluctuations in the price of oil. The Partnership’s hedging program objective is to protect its ability to make current distributions, and to be better positioned to increase its quarterly distribution over time, while retaining some ability to participate in upward movements in oil prices. Mid-Con Energy uses a phased approach, looking approximately 36 months forward while targeting a higher hedged percentage in the near 12 months of the period.

Supplementing its primary hedging strategy described above, Mid-Con Energy also intends to enter into additional commodity derivative contracts in connection with material increases in its estimated production and at times when management believes market conditions or other circumstances suggest that it is prudent to do so, as opposed to entering into commodity derivative contacts at predetermined times or on prescribed terms.

As of March 4, 2014, the following table reflects volumes of Mid-Con Energy’s production covered by commodity derivative contracts, and the average prices at which the production will be hedged:

Liquidity Update

As of December 31, 2013, the Partnership’s total liquidity of $39.4 million included $1.4 million in cash and cash equivalents and $38.0 million of available borrowings under the revolving credit facility, which has a current borrowing base of $150.0 million.

Cash Distributions

As announced on January 23, 2014, the board of directors of Mid-Con Energy’s general partner declared a quarterly cash distribution rate of $0.515 per unit for the quarter ended December 31, 2013. This represented an approximate 4% increase over the $0.495 per unit distribution rate for the quarter ended December 31, 2012. The quarterly distribution was paid February 14, 2014 to all unitholders of record at the close of business on February 7, 2014.

Annual Report on Form 10-K and Unitholders’ Schedule K-1

Results contained herein are preliminary, and are therefore subject to change prior to filing audited results on Form 10-K on or around March 5, 2014.

Additionally, our unitholders’ Schedule K-1 for the tax year 2013 will be available for download on the Mid-Con Energy website during the week of March 10, 2014. Any questions related to your Schedule K-1 should be directed to Mid-Con Energy Tax Package Support at 1-855-886-9760.

Conference Call

As announced on January 23, 2014, Mid-Con Energy’s management will host a conference call on Wednesday, March 5, 2014 at 11:00 a.m. ET (10:00 a.m. CT) to discuss operating and financial results. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 44801428) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A telephonic replay of the conference call will be available through March 12, 2014 by dialing 1-855-859-2056 (Conference ID: 44801428). Additionally, a webcast archive will be available at www.midconenergypartners.com.

Schedule of Upcoming Events

Mid-Con Energy Partners, LP announced today that its management team is scheduled for the following events.

•	Capital Link’s Master Limited Partnership Forum – Thursday, March 6, 2014 in New York, NY.
Jeff Olmstead, President and CFO, will participate in a panel discussion at 9:00 a.m. ET (8:00 a.m. CT) and a company presentation at 11:20 a.m. ET (10:20 a.m. CT).

•
Mid-Con Energy Partners, LP Analyst Day and Field Trip – Tuesday, March 18, 2014 and Wednesday, March 19, 2014. Mid-Con Energy will host its analyst day in Dallas, TX. Participants will travel to the Partnership’s properties in Southern Oklahoma.

Corresponding presentation slides will be made available no later than the morning of each event by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

About Mid-Con Energy Partners, LP

Mid-Con Energy is a Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on the Mid-Continent region of the United States. Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma and parts of Oklahoma, Texas and Colorado within the Hugoton area.

Forward-Looking Statements

This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," “estimate,” "intend," "expect," "plan," “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings.

These forward–looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategies;

•	ability to replace the reserves we produce through acquisitions and the development of our properties;

•	oil and natural gas reserves;

•	technology;

•	realized oil and natural gas prices;

•	production volumes;

•	lease operating expenses;

•	general and administrative expenses;

•	future operating results;

•	cash flow and liquidity;

•	availability of production equipment;

•	availability of oil field labor;

•	capital expenditures;

•	availability and terms of capital;

•	marketing of oil and natural gas;

•	general economic conditions;

•	competition in the oil and natural gas industry;

•	effectiveness of risk management activities;

•	environmental liabilities;

•	counterparty credit risk;

•	governmental regulation and taxation;

•	developments in oil producing and natural gas producing countries; and

•	plans, objectives, expectations and intentions.

Mid-Con Energy Partners, LP and subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except number of units)

	December 31, 2013	December 31, 2012
ASSETS		
CURRENT ASSETS:		
Cash and cash equivalents	$ 1,434	$ 1,053
Accounts receivable:		
Oil and natural gas sales	6,778	6,413
Other	104	603
Derivative financial instruments	153	3,679
Prepaids and other	191	25
Total current assets	8,660	11,773
PROPERTY AND EQUIPMENT, at cost:		
Oil and natural gas properties, successful efforts method:		
Proved properties	216,680	167,036
Accumulated depletion, depreciation and amortization	(36,148)	(21,727)
Total property and equipment, net	180,532	145,309
DERIVATIVE FINANCIAL INSTRUMENTS	48	858
OTHER ASSETS	843	650
Total assets	$ 190,083	$ 158,590
LIABILITIES AND EQUITY		
CURRENT LIABILITIES:		
Accounts payable:		
Trade	$ 2,184	$ 2,168
Related parties	2,982	3,036
Derivative financial instruments	1,627	-
Accrued liabilities	432	315
Total current liabilities	7,225	5,519
OTHER LONG-TERM LIABILITIES	128	-
LONG-TERM DEBT	112,000	78,000
ASSET RETIREMENT OBLIGATIONS	3,942	2,890
COMMITMENTS AND CONTINGENCIES		
EQUITY:		
Partnership equity		
General partner interest	1,716	1,814
Limited partners – 19,319,362 and 18,990,849 units issued and outstanding as of December 31, 2013 and 2012, respectively	65,072	70,367
Total equity	66,788	72,181
Total liabilities and equity	$ 190,083	$ 158,590

Non-GAAP Financial Measures

This press release, financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow”, each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by our management to describe financial performance with external users of our financial statements.

The partnership believes the Non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss)

Plus:

•	Income tax expense (benefit);

•	Interest expense;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	Losses on unsettled derivatives, net;

•	Impairment expenses;

•	Dry hole costs and abandonments of unproved properties;

•	Non-cash equity-based compensation; and

•	Loss on sale of assets;
Less:

•	Interest income;

•	Gains on unsettled derivatives, net; and

•	Gain on sale of assets.

Distributable Cash Flow is defined as Adjusted EBITDA

Less:

•	Cash income taxes;

•	Cash interest expense; and

•	Estimated maintenance capital expenditures.

CONTACT:
Jeff Olmstead
President and Chief Financial Officer
(972) 479-5980
jolmstead@midcon-energy.com

Krista McKinney
Investor Relations Associate
(972) 479-5980
kmckinney@midcon-energy.com